Regulatory Permits

In October 2008, OccuLogix, Inc. dba TearLab Corporation (“TearLab,” “the Company,” “we,” “us” and “our”) announced that the TearLab Osmolarity System received CE mark approval, clearing the way for sales in the European Union and all countries recognizing the CE mark.  In connection with the CE mark clearance, we have entered into multi-year agreements with numerous distributors for distribution of the TearLab Osmolarity System.  Currently, we have signed distribution agreements in each of the following countries: Spain, Germany, Italy, France, Turkey, Ukraine, Bulgaria, Belgium, Netherlands, Switzerland, Korea, Australia, Russia, Hungary, Greece, Canada, Slovakia, Czech Republic, United Kingdom, Japan, and the United States.

On May 19, 2009 we announced that we received FDA 510(k) clearance of our TearLab Osmolarity System. The 510(k) clearance has allowed us to market the TearLab Osmolarity System in the U.S. to clinical facilities categorized as moderate or high complexity under the Clinical Laboratory Improvement Act of 1988.

We intend to seek a waiver under the Clinical Laboratory Improvement Amendments, or CLIA, from the CMS for the TearLab Osmolarity System.  If we receive a CLIA waiver, we would be able to market our product to eye care practitioners in the United States that do not operate with CLIA certifications that license them to perform moderate and high complexity tests.  Last week, we received Institutional Review Board approval for a study that is intended to support our CLIA waiver application.  We anticipate that we will submit a revised application for CLIA waiver by the end of April, 2010.

On December 8, 2009 we announced that Health Canada issued a Medical Device License for the TearLab Osmolarity System. The Health Canada license allowed us to immediately begin marketing the system in Canada.  On August 20, 2009, we entered into an agreement with a distributor, Science with Vision, for exclusive distribution of the TearLab Osmolarity System in Canada.  We began selling products through the Canadian distributor in 2010.

Title to Assets

 The 12% Convertible Secured Notes issued pursuant to the Securities Purchase Agreement dated as of July 15, 2009 by and among the Company and the investors that are signatories thereto are secured by a security interest in substantially all of the assets of the Company, as set forth in the Security Agreement (filed as Exhibit 10.4 to the Current Report on Form 8-K, filed with the Securities Exchange Commission on July 16, 2009).

Patents and Trademarks

We have been granted two patents (one in Australia and one is China) relating to the TearLab Osmolarity technology. Additionally, we recently filed seven new foreign patent applications (two European patent applications, two Australian applications, two Canadian applications, and one Mexican application) relating to the TearLab Osmolarity technology.  In 2009, we decided not to pursue a European patent application that covers tear collection technology using a contact lens; we currently are not planning to develop this technology.

We intend to rely on know-how, continuing technological innovation and in-licensing opportunities to further develop our proprietary position.  Our ability to obtain intellectual property protection for the TearLab Osmolarity System and related technology and processes, and our ability to operate without infringing the intellectual property rights of others and to prevent others from infringing our intellectual property rights, will have a substantial impact on our ability to succeed in our business.  Although we intend to seek to protect our proprietary position by, among other methods, continuing to file patent applications, the patent position of companies like TearLab is generally uncertain and involves complex legal and factual questions.  Our ability to maintain and solidify a proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted.  We do not know whether any part of our patent applications will result in the issuance of any patents.  Our issued patents or those that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, which could limit our ability to stop would-be competitors from marketing tests identical to the TearLab Osmolarity System.

In addition to patent protection, we have registered the TearLab trademark in the U.S., the European Union, Japan, Korea, Mexico, the Russian Federation, and Turkey.  Our TearLab trademark applications are pending in Canada and China.

Transactions With Affiliates and Employees

On August 20, 2009, the Company entered into a distribution agreement with Science with Vision, or the Distribution Agreement, pursuant to which Science with Vision obtained exclusive Canadian distribution rights with respect to the Company’s products.  Elias Vamvakas, the Company’s chairman of the Board and acting chief executive officer, has a material financial interest in Science with Vision.  Mr. Vamvakas’ interest in Science with Vision was disclosed to, and the Distribution Agreement was approved by, the Company’s VP, Operations, and the Board of Directors.  The Distribution Agreement is attached hereto as Exhibit 99.5 and incorporated herein by reference.

Disclosure

Product Pricing

In December 2009, we effectively lowered the price of the TearLab disposable component of our TearLab Osmolarity System by approximately 50% by providing free disposable labcards to doctors who buy labcards to promote research.  The TearLab Osmolarity System consists of the following three components:  (1) the TearLab disposable, which is a single-use microfluidic labcard; (2) the TearLab pen, which is a hand-held device that interfaces with the TearLab disposable; and (3) the TearLab reader, which is a small desktop unit that allows for the docking of the TearLab disposable and the TearLab pen and provides a quantitative reading for the operator. The pricing of the TearLab pen and the TearLab reader remains consistent and has not changed.

Going Concern

In their opinion related to our financial statements for the year ended December 31, 2008 and 2007, our auditors, Ernst & Young LLP, expressed substantial doubt as to whether we would be able to continue as a going concern.  Prior to the offering completed today, our expectation was that our auditors would include a paragraph in their opinion on our 2009 financial statements expressing substantial doubt about our ability to continue as a going concern. Due to the fact that we raised approximately $4,550,000 in the offering, and the Company's assessment that such funds will allow us to fund our anticipated level of operations for at least the next twelve months, we do not anticipate that our auditors will include such a qualification in their opinion related to our 2009 financial statements.
New Director

On March 14, 2010, the Board of Directors approved the appointment of Paul Karpecki to our Board of Directors, and a grant of an option to purchase 15,000 shares of our common stock.